FUNDING REPAYMENT AGREEMENT

dated

18 **FEBRUARY 2026**

between

DIGINEX LIMITED

and

RESULTICKS GLOBAL COMPANIES PTE. LIMITED

This Funding Repayment Agreement (this "**Agreement**") is made on 18 February 2026 (the "**Effective Date**")

BETWEEN:

(1) **DIGINEX LIMITED**, an exempted company incorporated with limited liability under the laws of the Cayman Islands with company registration number 406606 and having its registered office at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands ("**Diginex**"); and

(2) **RESULTICKS GLOBAL COMPANIES PTE. LIMITED**, a company incorporated under the laws of Singapore with company registration number 202127753C and having its registered office at 3 Temasek Avenue, #21-27, Centennial Tower, Singapore 039190 ("**Resulticks**").

Diginex and Resulticks are each a "**Party**" and together the "**Parties**".

RECITALS:

A. Resulticks received funds from Diginex pursuant to a funding agreement, dated 23 June 2025, entered into between Diginex and Resulticks, as amended pursuant to an extension letter dated 24 September 2025 (the "**Existing Funding Agreement**"), in a principal amount of USD 8,000,000 (eight million United States dollars) (the "**Existing Fund**").

B. The Parties have agreed that, notwithstanding anything in the Existing Funding Agreement, the Existing Fund (and any interest accruing thereon in accordance with the terms of the Existing Funding Agreement) shall be repaid in accordance with a specific repayment schedule, on the terms and conditions set out in this Agreement.

C. This Agreement is intended to amend the Existing Funding Agreement. Except as expressly amended or superseded by this Agreement, the Existing Funding Agreement remains in full force and effect.

IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement:

Affiliate means in relation to a person:

(a) any person which, directly or indirectly Controls, is Controlled by, or is under common Control with the first mentioned person;

(b) any fund managed and/or advised by any adviser or manager of such person defined in limb (a) above or of any (direct or indirect) holding company of such person defined in limb (a) above or any investor in or director, employee or partner of any of them; or

(c) any general partner, limited partner, trustee, nominee, operator, arranger of, manager of, or investment adviser to, such person described in limb (a) above or of any (direct or indirect) parent of such person defined in limb (a) above, or of or to any fund managed and/or advised by any investment adviser or manager of such person or of any (direct or indirect) parent as defined in limb (b) above.

Applicable Law means any applicable federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Governmental Authority, including any rules promulgated by any applicable stock exchange or regulatory body, whether or not having the force of law.

Business Day means a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for general business in Hong Kong or Singapore, and excludes any day on which banks in Hong Kong are not generally open for business due to the hoisting of Typhoon Signal No. 8 (or above), a Black Rainstorm Warning, or any similar event which materially reduces banking hours.

Control means the ownership of or the ability to direct:

(d) in the case of a body corporate:

(i) a majority of the issued shares entitled to vote for the election of directors (or analogous persons) of that body corporate;

(ii) the appointment or removal of directors having a majority of the voting rights exercisable at meetings of the board of directors (or analogous body or bodies, including management boards and supervisory boards) of that body corporate on all, or substantially all, matters;

(iii) a majority of the voting rights exercisable at general meetings of the members of that body corporate on all, or substantially all, matters; or

(e) in the case of any other person, the ownership of or the ability to direct a majority of the voting rights in that person,

and **Controlled** shall be construed accordingly.

Diginex Bank Account means Diginex's bank account, details of which are as follows:

Bank name	HSBC
Bank address	1 Queens Road Central, Central, Hong Kong
Name of account holder	Diginex Limited
Account number	741-814818-201
Bank Code	004
Swift Code	HSBCHKHHHKH

Event of Default has the meaning given in Clause 3.1.

Final Interest Payment has the meaning given in Clause 2.2.

Governmental Authority means any supra-national, national, state, municipal or local government (including any sub-division, court, administrative agency or commission or other authority of any supra-national, national, state, municipal or local government) or any governmental or quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (including any tribunal, securities exchange, competition or antitrust authority, or supervisory body).

Principal Instalment has the meaning given in Clause 2.1.

Tax means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions, in each case of Hong Kong or Singapore whenever imposed and all related penalties, fines, charges, costs, interest.

Tax Authority means any Governmental Authority competent to impose Tax or assess, administer or collect Tax.

1.2 Statutory provisions

References to any statute or statutory provision include a reference to that statute or statutory provision as amended, supplemented, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subsidiary legislation made under the relevant statute or statutory provision except to the extent that any amendment, supplement, consolidation or replacement would increase or extend the liability of Resulticks under this Agreement.

1.3 Meaning of references

(a) Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

(b) Any references to "**writing**" or "**written**" means any method of reproducing words in a legible and non-transitory form (including fax and email).

(c) Any references to "**include**" or "**including**" are to be construed without limitation.

(d) Any references to a "**company**" include any company, corporation or other body corporate wherever and however incorporated or established.

(e) Any references to a "**person**" include any individual, company, partnership, joint venture, firm, association, trust, Governmental Authority or other body or entity (whether or not having separate legal personality).

(f) Any references to "**USD**" means the lawful currency of the United States of America, as at the date of this Agreement.

(g) Any references to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

(h) Any references to Clauses are to the clauses of this Agreement.

1.4 Headings

The headings are inserted for convenience only and do not affect the construction of this Agreement.

2. REPAYMENT SCHEDULE

2.1 Repayment of Existing Fund

Resulticks shall repay the Existing Fund in four equal instalments of USD 2,000,000 each (each a "**Principal Instalment**") on the dates below (subject to Clause 4.1, if applicable):

(a) 20 March 2026;

(b) 1 June 2026;

(c) 15 June 2026; and

(d) 30 September 2026,

(each such date referred to in (a) to (d) above (or such other date(s) in accordance with Clause 4.1, if applicable), a "**Repayment Date**").

2.2 Interest; Final Interest Payment

(a) The Parties agree that interest shall continue to accrue on the Existing Fund in accordance with the Existing Funding Agreement (the "**Interest**") at a rate of ten (10) per cent per annum from the respective date of disbursement of each portion of the Existing Fund, to the date on which such portion is repaid as a Principal Instalment as contemplated in Clause 2.1.

(b) Interest accruals and payments shall be calculated on an actual number of days divided by 360.

(c) The entire outstanding and accrued Interest (including the portion of the Interest accrued up to and including the date of the payment of the final Principal Instalment) shall be paid in a single tranche (the "**Final Interest Payment**") on 30 September 2026 (or such other date in accordance with Clause 4.1, if applicable) (such date, the "**Final Interest Payment Date**").

(d) Diginex shall:

(i) not later than two (2) Business Days prior to each Repayment Date, deliver to Resulticks a written statement setting out the total outstanding and accrued Interest as at such Repayment Date;

(ii) on such date being twenty (20) Business Days prior to the Final Interest Payment Date, deliver to Resulticks a written cumulative accrued interest statement setting out the total amount of the Final Interest Payment (the "**Final Interest Payment Statement**").

(e) Following the delivery of the Final Interest Payment Statement by Diginex to Resulticks, Resulticks may dispute the correctness of the Final Interest Payment Statement by issuing a notice to Diginex setting out the basis of the dispute. Resulticks shall not be obligated to make payment of such the Final Interest Payment Amount (or any disputed portion thereof) unless such dispute is resolved and agreed between the Parties.

(f) Upon receipt of the Final Interest Payment Statement delivered by Diginex under this Agreement, Resulticks shall, as soon as reasonably practicable and in any event within fifteen (15) Business Days of receipt, confirm receipt of such Final Interest Payment Statement and notify Diginex in writing if Resulticks disputes the correctness of such Final Interest Payment Statement and if so, reasonable details of the basis of such dispute. The Parties shall cooperate in good faith to resolve any such dispute within a reasonable period of time. If Resulticks does not notify Diginex of any such dispute within such fifteen (15) Business Day period, the Final Interest Payment Statement shall, in the absence of manifest error, constitute prima facie evidence of the amount of the Interest stated therein.

2.3 Prepayment

(a) Voluntary Prepayment

(i) Resulticks may, at its sole discretion, prepay any Principal Instalment and/or the Final Interest Payment outstanding, in whole or in part, at any time, without premium or penalty (each such prepayment, a "**Voluntary Prepayment**").

(ii) Upon a Voluntary Prepayment:

(A) the relevant Principal Instalment(s) and/or Final Interest Payment prepaid shall be deemed to have been repaid and reduced for all purposes by the amount of the Prepayment; and

(B) Interest shall cease to accrue in respect of the amount of any Principal Instalment(s) (or any portion thereof) which has been prepaid pursuant to such Voluntary Prepayment.

(b) Capital Raise Prepayment

(i) If, prior to the repayment by Resulticks of all of the Principal Instalments and the Final Interest Payment in full, Resulticks receives any cash proceeds from any equity or debt financing above US dollar 25.0 million (for the avoidance of doubt, excluding any proceeds received from shareholder loans with a duration of less than 100 days (each such cash proceeds, "**Capital Raise Proceeds**"), Resulticks shall pay to Diginex an amount equal to the lower of:

(A) One hundred per cent (100%) of such Capital Raise Proceeds; and

(B) the aggregate amount of the outstanding Principal Instalment(s) and Final Interest Payment as at the date of the receipt of such Capital Raise Proceeds,

as prepayment against the aggregate amount of the Principal Instalments and the Final Interest Payment currently outstanding as at the date of receipt by Resulticks of such Capital Raise Proceeds (each such prepayment, a "**Capital Raise Prepayment**").

2.4 Sole and exclusive remedy

Diginex acknowledges and agrees that, notwithstanding anything in the Existing Funding Agreement, any letters of demand issued by Diginex or any other documents, correspondence, agreements, understanding or arrangements, whether written or unwritten:

(a) the provisions of this Clause 2 shall constitute the sole and exclusive terms of repayment of the Existing Fund and all accrued interest thereon, and shall supersede and replace all repayment provisions under the Existing Funding Agreement, and accordingly clauses 3 and 4 of the Existing Funding Agreement shall be deemed to be deleted in their entirety and replaced with this Clause 2;

(b) the repayment obligations under this Clause 2 shall constitute the sole and exclusive remedy of Diginex and the sole and exclusive liability for Resulticks in connection with or arising from the Existing Funding Agreement, and Diginex hereby irrevocably and unconditionally waives, to the fullest extent permitted under Applicable Law, any and all rights, of whatsoever kind or nature, claims and causes of action for any breach of or in connection with or arising from the Existing Funding Agreement or any other representation, warranty, covenant, agreement or obligation relating to the subject matter of the Existing Funding Agreement it has, had, or may have against Resulticks and any of its Affiliates, except as expressly set out in this Agreement; and

(c) Diginex shall not demand, accelerate, or require repayment of any amount under the Existing Funding Agreement, or require Resulticks or any of its Affiliates to register any security in favour of Diginex and/or any of its Affiliates, except strictly in accordance with this Agreement.

For the avoidance of doubt, nothing in this Agreement shall operate to limit or exclude any liability arising out of or in connection with any fraud by any Party.

2.5 Full and final settlement

With effect from the earliest date on which the Principal Instalments and the Final Interest Payment have been paid (or prepaid) in full:

(a) the Existing Fund and any other indebtedness owing from Resulticks in relation to the Existing Funding Agreement shall be deemed to be repaid and discharged in full;

(b) Diginex fully and forever releases and discharges Resulticks from any and all covenants, undertakings and/or obligations applicable to it under or in connection with the Existing Funding Agreement, and any and all actions, proceedings, claims, debts, liabilities, costs, expenses, damages, rights, interest, demands, suit, indemnity, claim and/or disputes of whatsoever kind or nature, whether known or unknown, and whether or not concealed or hidden, which it has, had, or may have, in respect of, in relation to the Existing Funding Agreement; and

(c) the Existing Funding Agreement (including all provisions expressed or intended to survive the termination of the Existing Funding Agreement) shall be automatically terminated, whereupon the rights and obligations of the Parties under the Existing Funding Agreement shall terminate and be of no further effect.

2.6 Default interest

Any overdue amount under this Clause 2 shall bear an additional interest of two (2) per cent per annum from the relevant due date under this Agreement until the date of payment.

2.7 Taxes; withholding; gross-up

(a) All payments by Resulticks shall be made free and clear of any deduction or withholding, except as required by Applicable Law.

(b) If any withholding is required to be made under Applicable Law in respect of any payment by Resulticks under this Agreement, Resulticks shall gross up such payment so that Diginex receives the same net amount it would have received had no withholding been required, unless Diginex agrees otherwise in writing.

3. EVENTS OF DEFAULT AND REMEDIES

3.1 Events of Default

Each of the following events or circumstances shall constitute an Event of Default:

(a) **Non-payment**. Resulticks fails to pay any amount due under this Agreement on its due date and within a grace period of ten (10) days after such failure.

(b) **Insolvency**.

(i) An order is made or a resolution is passed for the winding up or dissolution of Resulticks (except for the purpose of a *bona fide* reconstruction or amalgamation which is not related to a business reorganization for bankruptcy purposes).

(ii) A liquidator, receiver, judicial manager, trustee or similar official has been appointed over any substantial part of the assets of Resulticks.

(c) **Unlawfulness**. It becomes unlawful for Resulticks to perform any of its material obligations under this Agreement or the Existing Funding Agreement.

3.2 Remedies on Event of Default

Upon the occurrence of an Event of Default and at any time while it is continuing, Diginex may, by written notice to Resulticks:

(a) declare all outstanding principal, accrued interest (including default interest) and any other amounts owing under this Agreement to be immediately due and payable, whereupon such amounts shall become immediately due and payable without further notice or demand;

(b) exercise any and all other rights or remedies available to it under this Agreement, or applicable law.

4. PAYMENTS

4.1 Any amount due on a date that is not a Business Day must be paid on the Business Day following such due date.

4.2 Any payment to be made by Resulticks to Diginex under this Agreement shall be paid to the Diginex Designated Account.

4.3 In respect of any telegraphic transfer made in connection with this Agreement, any costs or bank or other charges of the sending bank shall be borne by the Party making that payment and any costs or bank or other charges of the recipient bank shall be borne by the Party receiving that payment.

4.4 All payments to be made under this Agreement shall be made in USD.

5. TERMINATION

5.1 This Agreement may be terminated at any time by mutual written agreement of the Parties.

5.2 In the event of termination of this Agreement as provided in Clause 5.1, this Agreement shall cease to have further effect except for Clauses 6 to 20 (which shall remain in force) but without prejudice to any rights or liabilities that have accrued prior to termination.

5.3 In the event that Diginex acquires from the shareholders of Resulticks the entire issued and paid-up share capital of Resulticks, with effect from the date of the completion of such acquisition, each of the Existing Funding Agreement and this Agreement (including all provisions expressed or intended to survive the termination of the Existing Funding Agreement or this Agreement) shall be automatically terminated, whereupon the rights and obligations of the Parties under the Existing Funding Agreement and this Agreement shall terminate and be of no further effect.

6. CONFIDENTIALITY

6.1 Save as expressly provided in Clause 6.2 each Party shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement or any other Transaction Document, which relates to the existence and the provisions of the Agreement.

6.2 The confidentiality restrictions in Clause 6.1 shall not apply to disclosure of information:

(a) by a Party to its agents and Affiliates, provided such recipient's function requires it to have such information and provided that such recipient is required to treat that information as confidential;

(b) (other than in respect of any disclosure of information referred to under Clause 6.2(c) below) required by Applicable Law or any securities exchange, regulatory or governmental body or Tax Authority, whether or not the requirement has the force of law, provided that, where permitted pursuant to Applicable Law and so far as it is practicable to do so, prior written notice of any confidential information to be disclosed pursuant to this Clause 6.2(b) shall be given to the other Parties and their reasonable comments taken into account;

(c) which is required pursuant to an order of a court of competent jurisdiction or in connection with legal proceedings in relation to this Agreement, provided that, where permitted pursuant to Applicable Law and so far as it is practicable to do so, prior written notice of any confidential information to be disclosed pursuant to this Clause 6.2(c) shall be given to the other Parties and their reasonable comments taken into account;

(d) by a Party in circumstances where such information was already in the lawful possession of that Party or its agents without any obligation of confidentiality prior to disclosure by any other Party (as evidenced by written records);

(e) which comes into the public domain other than as a result of a breach by a Party of this Clause6;

(f) by a Party in circumstances where the other Parties have given prior written approval to the disclosure or use; or

(g) which is independently developed by the either Party without recourse to the confidential information of the other Party.

6.3 The confidentiality restrictions in this Clause 6 shall continue to apply after the termination of this Agreement without limit in time.

7. ANNOUNCEMENTS

7.1 Save as expressly provided in Clause 7.1, no announcement shall be made by or on behalf of a Party or any of their Affiliates relating to the existence or subject matter of this Agreement or the Existing Funding Agreement without the prior written approval of the other Party.

7.2 In the event that Diginex is required to make any public announcement relating to the existence or subject matter of this Agreement or the Existing Funding Agreement by Applicable Law, the order of a court of competent jurisdiction or a mandatory requirement of a Governmental Authority, Diginex shall consult with Resulticks on the form, content and timing of such public announcement, and obtain the prior written approval of Resulticks, before such announcement is made.

8. ENTIRE AGREEMENT AND CONFLICT WITH EXISTING FUNDING AGREEMENT

8.1 Except as expressly amended, supplemented or replaced by this Agreement, the Existing Funding Agreement shall remain in full force and effect.

8.2 If and to the extent of any inconsistency between the terms of this Agreement (on the one hand), and the terms of the Existing Funding Agreement, any letters of demand issued by Diginex or any other documents, agreements, understanding or arrangements, whether written or unwritten (on the other hand), the terms of this Agreement shall prevail.

9. SEVERANCE

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under Applicable Law, it shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

10. ASSIGNMENT

Either Party shall not, without the prior written consent of the other Party, assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement (including any cause of action arising in connection with any of them) or of any right or interest in any of them.

11. VARIATIONS

No variation of this Agreement shall be effective unless in writing and signed by both Parties.

12. REMEDIES AND WAIVERS

12.1 No waiver of any right under this Agreement shall be effective unless in writing and signed by or on behalf of the Party waving compliance. Unless expressly stated otherwise, a waiver shall be effective only in the circumstances for which it is given.

12.2 No failure, delay or omission by a Party in exercising any right or remedy provided by law or under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of such right or remedy or preclude its exercise at any subsequent time.

12.3 The single or partial exercise of a right or remedy by a Party shall not preclude any other nor restrict any further exercise of any such right or remedy.

12.4 The rights and remedies provided in this Agreement are cumulative, may be exercised as often as a Party considers appropriate and are in addition to its rights or remedies provided by law, except as otherwise expressly provided. Each Party acknowledges and agrees that a claim for damages may be an adequate remedy for every breach of this Agreement and therefore, without prejudice to any rights and/or remedies the Parties may have (including, but not limited to, damages) under this Agreement, each Party will be entitled to the remedies of injunction, specific performance, rescission, termination and other equitable remedy for any threatened or actual breach of this Agreement.

12.5 Nothing in this Clause 12 shall have the effect of excluding or limiting any liability for or remedy in respect of fraud, wilful misconduct or wilful concealment.

13. FURTHER ASSURANCE

Each Party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by Applicable Law or as another Party may reasonably require to implement and/or give effect to this Agreement.

14. THIRD PARTY RIGHTS

A person who is not a Party to this Agreement has no right to enforce any term of this Agreement.

15. COSTS AND EXPENSES

Except as provided otherwise, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and performance of the Agreement.

16. RELATIONSHIP OF THE PARTIES

16.1 The Parties are independent entities. Nothing in this Agreement creates any partnership, joint venture, agency, fiduciary or employment relationship between them.

16.2 Neither Party may bind the other Party or incur obligations on the other Party's behalf, except as expressly provided in this Agreement or agreed in writing.

17. NOTICES

17.1 Any notice, demand or other communication to be given by a Party under or in connection with this Agreement ("**Notice**") shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice shall be served by delivering it personally, sending it by email to the email address set out in Clause 17.2 or delivering it by courier to the address set out in Clause 17.2, in each case marked for the attention of the person specified in that Clause. A Notice so served by email, courier or hand shall be deemed to have been received:

(a) at the time of delivery, if delivered personally;

(b) at the time of receipt, if sent by email; or

(c) three (3) Business Days after the time and date of posting, if sent by courier,

provided that if deemed receipt of any Notice occurs after 6 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9 a.m. on the next Business Day. References to time in this Clause 15 are to local time in the country of the addressee.

17.2 The addresses and email addresses for service of Notice are:

Diginex:

Name:	**DIGINEX LIMITED**
Address:	c/o Room1311, Level 13, Leighton Centre, 77 Leighton Road, Causeway Bay, Hong Kon
For the attention of:	Paul Ewing
Email:	paul.ewing@diginex.com

Resulticks:

Name:	**RESULTICKS GLOBAL COMPANIES PTE. LIMITED**
Address:	3 Temasek Avenue, #21-27, Centennial Tower, Singapore 039190
For the attention of:	Legal Team
Email:	legal@resulticks.com

17.3 A Party shall notify the other Party of any change to its details in Clause 17.2 for the purposes of this Clause 17, provided that such notification shall only be effective on the later of the date specified in the notification and 5 Business Days after deemed receipt.

17.4 In proving service it shall be sufficient to prove that delivery by hand was made, the envelope containing such Notice was properly addressed and delivered either to the address shown thereon or into the custody

of the postal authorities as a pre-paid recorded post or international courier, or that the electronic mail was properly addressed and transmitted to the relevant electronic mail address, as the case may be.

18. COUNTERPARTS

This Agreement may be executed in any number of counterparts and by each Party on separate counterparts and each such counterpart shall constitute an original of this Agreement but all of which together constitute one and the same instrument as if each Party had signed the same document. Delivery of a counterpart of this Agreement in Adobe Acrobat Portable Document Format (PDF) sent by e-mail shall be an effective mode of delivery. This Agreement shall not be effective until each Party has executed at least one (1) counterpart.

19. GOVERNING LAW AND DISPUTE RESOLUTION

19.1 The construction, validity and performance of this Agreement and all non-contractual obligations arising from or connected with the Existing Funding Agreement and/or this Agreement shall be governed by the laws of Singapore.

19.2 Each party submits to the exclusive jurisdiction of the courts of Singapore as regards all disputes arising out of or in connection with the Existing Funding Agreement and/or this Agreement, including any question regarding its existence, validity or termination.

19.3 The Parties agree that clause 12 of the Existing Funding Agreement shall be deleted in its entirety and replaced with Clauses 19.1 and 19.2.

20. NO ADMISSION AND RESERVATION OF RIGHTS

Nothing contained herein shall constitute or be construed as an admission of liability by Resulticks beyond the obligations expressly set out in this Agreement, and all rights and remedies not expressly waived are reserved.

[*Signature pages follows*]

IN WITNESS WHEREOF this Agreement has been executed by the Parties as a deed and is intended to be and is hereby delivered on the date first above written.

DIGINEX

SIGNED, SEALED AND DELIVERED	)
AS A DEED BY MILES PELHAM	)
FOR AND ON BEHALF OF	) Signed by:
DIGINEX LIMITED	) Miles Pelham
	) D043441E019E48D...
	Name: MILES PELHAM
	Title: CHAIRMAN

In the presence of:

Signed by:
Paul Ewing
209E213A8CDB439...

Witness Name: Paul Ewing
Witness Title: CFO

RESULTICKS

EXECUTED AS A DEED BY REDICKAA SUBRAMMANIAN FOR AND ON BEHALF OF RESULTICKS GLOBAL COMPANIES PTE. LIMITED)

Signed by:
Radhika Sundaram
D65AF82045464AB...

Name: REDICKAA SUBRAMMANIAN
Title: Director

In the presence of:

DocuSigned by:
Arthur Charlaftis
12A86AEDC74E450...

Witness Name: ARTHUR CHARLAFTIS
Witness Title: DIRECTOR